Exhibit 99.1

NEWS RELEASE DATED 1-13-2005

For Additional Information,
Contact Robert O. Bratton,
Chief Financial Officer
(704) 688-4473
          or
Jan H. Hollar,
Director of Finance
(704) 688-4467

FOR IMMEDIATE RELEASE
January 13, 2005

First Charter Reports Significant Increase in Net Income for
Fourth Quarter and 2004

Long-Term Growth Initiatives Help Drive Improved Performance

Fourth Quarter 2004 compared to Fourth Quarter 2003

•	Earnings per diluted share increased to $0.38 compared to a net loss of $0.02.

•	Total revenues increased 11 percent to $47.1 million.

•	Strong loan growth helped fuel a 10 percent increase in interest income.

•	Improved asset quality trends resulted in a $1.8 million decrease in the provision for loan losses.

•	Noninterest expense decreased $13.7 million due to prepayment costs associated with refinancing fixed term advances in 2003 that did not recur in 2004.

•	Quarterly Customer Satisfaction Survey score, a key element in our Community Banking strategy, was 83 percent “Very Satisfied” and is significantly higher than the national average of 58 percent.

CHARLOTTE, North Carolina – First Charter Corporation (NASDAQ: FCTR) today reported significantly improved fourth quarter earnings, continuing the strong financial performance achieved throughout 2004. “We began this year with an effective, long-term strategy to leverage our community banking model and achieve improved financial performance,” said Lawrence M. Kimbrough, President & CEO of First Charter Corporation. “The results confirm both the effectiveness of that strategy and the ability of the First Charter organization to implement it.”

Fourth quarter earnings increased to $11.6 million or $0.38 per diluted share compared to a net loss of $0.5 million, or $0.02 per diluted share, for the same period in 2003. Earnings for the fourth quarter of 2003 were impacted by $11.7 million of costs associated with the refinancing of fixed term advances. Total revenues in the fourth quarter of 2004, comprised of net interest income and noninterest income, increased $4.7 million or 11 percent, driven by strong loan growth, higher fee income and an increase in interest rates. Asset quality remained stable, with nonperforming assets at 0.73 percent of loans plus other real estate owned and 30 day past due loans at 0.51 percent of loans.

“For the fourth quarter and the full year, First Charter grew total revenue, loans, interest income and earnings per share – all while we continued to improve asset quality and to maintain exceptional levels of customer satisfaction,” commented Mr. Kimbrough. “This improved performance helped First Charter provide a total return (including dividends) of nearly 38 percent to shareholders in 2004.”

Earnings for 2004 totaled $42.4 million, or $1.40 per diluted share, compared to earnings of $14.1 million, or $0.47 per diluted share, for 2003. Earnings for 2003 were impacted by a higher provision for loan losses primarily attributable to the sale of $60.9 million of nonaccruing and accruing higher risk loans and by $19.1 million of costs associated with the refinancing of fixed term advances. In 2004, net interest income increased 14 percent primarily due to the following: strong loan growth; slower prepayment speeds in the securities-available-for-sale portfolio; the refinancing of fixed term advances during 2003 and certain asset-liability management transactions entered into during 2004.

Financial Highlights

	For the Three Months		For the Twelve Months
	Ended December 31		Ended December 31
(Dollars in thousands, except per share data)	2004	2003	2004	2003
Earnings
Total revenues	$47,112	$42,459	$183,906	$171,735
Net income	11,559	(490)	42,442	14,146
Diluted earnings per share	0.38	(0.02)	1.40	0.47

Financial Ratios
Return on average assets	1.04%	(0.05)%	0.98%	0.35%
Return on average equity	14.73	(0.64)	14.05	4.50
Efficiency-taxable equivalent ratio (1)	58.57	97.41	60.55	77.45

Asset Quality Ratios (2)
Past due loans over 30 days as a percentage of loans	0.51	1.04	0.51	1.04
Allowance for loan losses as a percentage of loans	1.10	1.14	1.10	1.14
Allowance for loan losses as a percentage of nonaccrual loans	192.35	171.75	192.35	171.75
Net charge-offs as a percentage of average loans-annualized (3)	0.30	0.35	0.28	0.39

	December 31	December 31	Increase (Decrease)
(Dollars in thousands)	2004	2003	Amount	Percentage
Balance Sheet
Loans, net	$2,412,529	$2,227,030	$185,499	8.33%
Total assets	4,431,605	4,206,693	224,912	5.35
Total deposits	2,609,846	2,427,897	181,949	7.49
Other borrowings	1,449,736	1,432,200	17,536	1.22
Shareholders’ equity	314,687	299,439	15,248	5.09

(1)	Noninterest expense divided by the sum of taxable equivalent net interest income plus noninterest income less gain on sale of securities.
(2)	Ratios exclude loans held for sale.
(3)	Excludes the reduction in the allowance for loan losses related to the sales of nonperforming and higher risk loans.

Service Quality
Each quarter, through an independent third party, First Charter completes over 1,500 telephone surveys among the customers who have used at least one of our branches in the past 90 days. The respondents are asked a battery of questions about their satisfaction with the service provided by our branch employees during their most recent visit. In the survey completed in December 2004, 83 percent of the customers reported that they were “Very Satisfied” with the service they received. The national average for customer satisfaction with banks, as reported in the American Banker/Gallup 2004 Consumer Survey, is 58 percent “Very Satisfied”.

“Delivering exceptional service to our customers is at the heart of our Community Banking Model and drives our success in attracting and retaining customers,” commented Bob James, President & CEO of First Charter Bank. “Because we encourage the public to Expect More From Us, we frequently ask our customers if we are delivering on that promise. Our goal is to exceed the expectations of our customers, not merely meet them. Our high level of customer satisfaction clearly differentiates First Charter from the large banks that populate our marketplace and will remain a key component in our growth plans for 2005.”

Net Interest Income/Margin
 Fourth Quarter
Net interest income increased $2.8 million, or 10 percent, to $31.8 million compared to the fourth quarter of 2003. The increase was due to a $5.5 million increase in interest income primarily resulting from strong loan growth and an increase in interest rates. The increase in interest income was partially offset by a $2.7 million increase in interest expense due to an increase in interest rates and higher levels of deposits and other borrowings. The increase in rates was mitigated by the refinancing of $81 million of fixed-term advances in the fourth quarter of 2003 and by certain asset-liability management transactions entered into during 2004.

The net interest margin increased to 3.14 percent in the fourth quarter of 2004 from 3.10 percent for the same period in 2003 as more interest earning assets repriced upward than did interest bearing liabilities.

Full Year
Net interest income increased $15.2 million, or 14 percent, to $123.0 million compared to the same period in 2003. The increase was primarily driven by an $8.6 million increase in interest income due mainly to strong loan growth, increases in the securities-available-for-sale portfolio and a decrease in prepayment speeds in the securities-available-for-sale portfolio. In addition, interest expense decreased $6.2 million. This decrease was primarily due to the following: a shift in funding sources from higher-cost retail CDs to lower-cost transaction based accounts; the repricing of retail CDs at lower rates in 2003 and 2004; the refinancing of $131 million of fixed-term advances in 2003 and certain asset-liability management transactions entered into during 2004. These decreases were partially offset by an increase in interest rates.

The net interest margin for 2004 increased to 3.13 percent from 3.00 percent for the same period in 2003 due to the asset sensitive nature of the balance sheet. The yield on earning assets and cost of interest paying liabilities declined as the combined impact of loan and deposit repricing from historically low levels in 2003 and first half of 2004 was greater than the impact of increasing rates in the second half of 2004.

Noninterest Income
 Fourth Quarter
Noninterest income increased $1.8 million, or 14 percent, to $15.3 million compared to the fourth quarter of 2003. The increase was primarily due to the following: $1.1 million increase in service charges; $0.8 million increase in other noninterest income due to growth in ATM, debit card and other miscellaneous fees and a $0.7 million increase in insurance service income primarily due to increases in contingency income. These increases were partially offset by a $0.2 million decrease in brokerage income, and a $0.2 million decrease in gains on sale of securities.

Full Year
Noninterest income decreased $3.0 million, or 5 percent, to $60.9 million compared to the same period in 2003. A number of factors contributed to the decrease. Gains on the sale of securities totaling $2.4 million were recognized in 2004, compared to gains of $10.3 million in 2003, representing a decrease of $7.9 million. In 2003, additional gains of $2.3 million from the sale of the First Charter credit card portfolio and $1.8 million of trading gains were recognized. In addition, 2004 mortgage loan fees decreased $1.2 million as origination volume declined and the bank retained a larger portion of mortgage loans. These decreases in noninterest income were partially offset by the following: $3.4 million increase in service charges; $2.1 million increase in financial management income primarily due to the acquisition of a third party benefits administrator in the third quarter of 2003; $2.2 million increase in other noninterest income due to growth in ATM, debit card and other miscellaneous fees and a $1.9 million increase in insurance services income primarily due to an increase in contingency income and the successful integration of two insurance agencies acquired in 2003 and one insurance agency acquired in the fourth quarter of 2004.

Noninterest Expense
 Fourth Quarter
Noninterest expense decreased $13.7 million, or 33 percent, to $27.7 million compared to the fourth quarter of 2003. The decrease was due to $11.7 million of prepayment costs associated with refinancing $81 million in fixed term advances in 2003 that did not recur in 2004. In addition, professional service fees decreased $1.2 million and salaries and employee benefits decreased $1.0 million primarily due to lower medical and dental expenses and decreased commission-based compensation.

Full Year
Noninterest expense decreased $15.8 million, or 12 percent, to $111.0 million compared to the same period in 2003. The decrease was due to $19.1 million of prepayment costs associated with refinancing $131 million in fixed term advances in 2003 that did not recur in 2004. In addition, professional service fees decreased $2.0 million. These decreases were partially offset by a $3.7 million increase in salaries and employee benefits due to additional personnel, including the acquisition of a third party benefits administrator and three insurance agencies, increased incentive compensation and employee benefit accruals resulting from an increase in 2004 earnings.

Efficiency Ratio
The efficiency ratio decreased to 60.5 percent in 2004 compared to 77.5 percent for 2003. The calculation of the efficiency ratio excludes gains on sale of securities of $2.4 million in 2004 and $10.3 million in 2003.

Income Tax Expense
 Fourth Quarter
Total income tax expense for the fourth quarter of 2004 was $6.1 million for an effective tax rate of 34.4 percent compared to an income tax benefit of $2.0 million for the fourth quarter of 2003.

Full Year
The income tax expense for 2004 amounted to $22.0 million for an effective tax rate of 34.2 percent compared to $3.3 million for an effective tax rate of 18.9 percent for 2003. The increase in the effective tax rate for 2004 was due to an increase in taxable income relative to nontaxable adjustments and an increase in accrued taxes resulting from a proposed tax assessment received in the third quarter of 2004. First Charter is appealing this assessment.

Loans Held for Sale
Loans held for sale consist primarily of 15 and 30 year residential mortgage loans that First Charter intends to sell as whole loans. Loans held for sale increased to $5.3 million at December 31, 2004 as compared to $5.1 million at December 31, 2003. During 2004, $40.7 million of residential mortgage loans were securitized, moved to securities-available-for-sale and subsequently sold.

Loans
Gross loans increased $186.9 million, or 8 percent, to $2.44 billion at December 31, 2004 as compared to $2.25 billion at December 31, 2003. The growth in loans was due to a $74.1 million increase in home equity loans, a $66.9 million increase in mortgage loans, a $52.1 million increase in commercial real estate loans and a $19.7 million increase in consumer loans. These increases were partially offset by a $26.0 million decrease in construction loans.

Securities
The securities-available-for-sale portfolio increased $50.8 million, or 3 percent, to $1.65 billion at December 31, 2004 as compared to December 31, 2003. The increase in the securities-available-for-sale portfolio was primarily due to the purchase of agency securities funded by the proceeds from the sale of the securitized residential mortgage loans mentioned previously. The securities-available-for-sale portfolio also was impacted by an increase in the pre-tax unrealized net losses in the portfolio due to a rise in short and intermediate-term interest rates. Pre-tax unrealized net losses on securities-available-for-sale were $8.0 million at December 31, 2004 compared to pre-tax unrealized net gains of $10.1 million at December 31, 2003.

Deposits
First Charter’s CHecking Account Marketing Program (CHAMP) continues to attract new customers and deposits. During 2004, 38,607 new checking accounts were opened. This program is designed to develop new customer relationships, shift our funding mix towards lower-cost funding sources and generate additional fee income opportunities. Mr. James commented, “The ongoing success of the CHAMP program, with its focus on core deposit account relationship growth, supports our Community Banking Model. CHAMP has delivered annual new checking account openings well above the industry average. We believe we can maintain similar levels of checking account growth in 2005, which will strengthen our unique position in the marketplace.”

Total deposits increased $181.9 million, or 7 percent, to $2.61 billion at December 31, 2004 compared to $2.43 billion at December 31, 2003. The increase in deposits was due to a $95.3 million increase in CDs resulting primarily from a promotional campaign launched in November. In addition, low-cost interest checking, savings and noninterest bearing deposits increased $78.9 million and money market accounts increased $7.8 million.

Shareholders’ Equity
Shareholders’ equity at December 31, 2004 increased to $314.7 million, or 5 percent, compared to $299.4 million at December 31, 2003. The after-tax unrealized loss on securities-available-for-sale was $4.9 million at December 31, 2004 compared to an after-tax unrealized gain of $6.2 million at December 31, 2003. The change was due to an increase in short and intermediate-term interest rates. At December 31, 2004, the book value per share was $10.47. Based on the $26.17 closing price of First Charter Corporation common stock at December 31, 2004, First Charter had a market capitalization of $786.5 million.

Asset Quality
As a result of First Charter’s continued focus on asset quality and the initiatives taken in 2003 and 2004, asset quality remains strong. “Asset quality is a priority for First Charter,” said Mr. Kimbrough, “and will continue to be an area of focus as we grow our business in 2005.”

	Asset Quality Ratios
	December 31	September 30	June 30	March 31	December 31
	2004	2004	2004	2004	2003
Past Due
Past due loans over 30 days as a percentage of loans	0.51%	0.61%	0.47%	0.64%	1.04%

Nonaccrual Loans
Nonaccrual loans as a percentage of loans	0.57%	0.59%	0.53%	0.52%	0.66%

Nonperforming Assets
Nonperforming assets as a percentage of loans and other real estate owned	0.73%	0.79%	0.79%	0.79%	0.96%

Charge-offs
Net charge-offs as a percentage of average loans-annualized	0.30%	0.13%	0.29%	0.41%	0.35%

Allowance for Loan Losses
Allowance for loan losses as a percentage of loans	1.10%	1.11%	1.11%	1.13%	1.14%
Allowance for loan losses as a percentage of nonaccrual loans	192%	189%	208%	217%	172%

(1) Excludes loans held for sale.

Provision for Loan Losses
Fourth Quarter
The provision for loan losses decreased to $1.8 million for the three months ended December 31, 2004 compared to $3.6 million for the same year ago period. The decrease in the provision for loan losses was due to improved asset quality trends resulting in lower net charge-offs.

Full Year
The provision for loan losses for the year ended December 31, 2004 amounted to $8.4 million compared to $27.5 million for the same year ago period. The decrease in the provision for loan losses was primarily attributable to the previously mentioned $60.9 million sale of nonaccruing and accruing higher risk loans, a $2.4 million increase in the provision related to certain residential rental property loans identified in the second quarter of 2003 and improved asset quality trends resulting in lower net charge-offs.

Net Charge-Offs
 Fourth Quarter
Net charge-offs for the three months ended December 31, 2004 amounted to $1.8 million, or 0.30 percent of average loans, compared to $1.9 million, or 0.35 percent of average loans for the same 2003 period.

Full Year
Net charge-offs for the year ended December 31, 2004 amounted to $6.6 million, or 0.28 percent of average loans, compared to $8.3 million, or 0.39 percent of average loans for the same 2003 period. Net charge-offs benefited from a $0.6 million commercial loan recovery during the second quarter of 2004 and a third quarter 2004 recovery of $0.4 million from the sale of previously charged-off loans.

Nonperforming Assets
Nonaccrual loans at December 31, 2004 decreased to $14.0 million compared to $14.9 million at December 31, 2003. The decrease includes the sale of $2.1 million of nonaccrual mortgage loans in the first quarter of 2004. Other real estate owned decreased to $3.8 million at December 31, 2004 from $6.8 million at December 31, 2003.

Allowance for Loan Losses
The allowance for loan losses as a percentage of total loans decreased to 1.10 percent at December 31, 2004 compared to 1.14 percent at December 31, 2003. The allowance for loan losses decreased primarily due to improved asset quality trends, as well as a change in the mix of the loan portfolio towards 1-4 family mortgages and home equity lines of credit. This type of secured lending generally carries lower credit risk and thus requires lower allocations in our allowance model. First Charter monitors the adequacy of the allowance for loan losses to cover inherent losses in the loan portfolio through the use of a loan loss migration model. Management believes First Charter is adequately reserved based on its assessment of its credit risk profile.

Conference Call and 2005 Outlook
The First Charter executive management team will be available via telephone conference to discuss the contents of this press release, present growth and earnings estimates, as well as strategic plans for 2005 on Friday, January 14, 2005 at 9:00 a.m. The following table outlines access information for the conference call and internet/audio replay:

	US/Canada Participants	International Participants

Live Conference Call	800-379-3953	706-679-5254
	ID # 3191544	ID # 3191544

Internet Live and Replay	www.FirstCharter.com	www.FirstCharter.com
	“Investor Relations” section	“Investor Relations” section
	SHOW # 205089	SHOW # 205089

Audio Replay	800-642-1687	706-645-9291
	ID # 3191544	ID # 3191544

Corporate Profile
First Charter Corporation is a regional financial services company with assets of $4.4 billion and is the holding company for First Charter Bank. First Charter operates 53 financial centers, seven insurance offices and 99 ATMs located in 18 counties throughout the piedmont and western half of North Carolina. First Charter also operates one mortgage origination office in Virginia. First Charter provides businesses and individuals with a broad range of financial services, including banking, financial planning, funds management, investments, insurance, mortgages and a full array of employee benefit programs. Additional information about First Charter can be found by visiting www.FirstCharter.com or by calling 1-800-601-8471. First Charter’s common stock is traded under the symbol “FCTR” on the NASDAQ National Market.

Forward Looking Statements
This news release contains forward looking statements with respect to the financial conditions and results of operations of First Charter Corporation. These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) projected results in connection with the implementation of our business plan and strategic initiatives are lower than expected; (2) competitive pressure among financial services companies increases significantly; (3) costs or difficulties related to the integration of acquisitions or expenses in general are greater than expected; (4) general economic conditions, in the markets in which the Corporation does business, are less favorable than expected; (5) risks inherent in making loans, including repayment risks and risks associated with collateral values, are greater than expected; (6) changes in the interest rate environment reduce interest margins and affect funding sources; (7) changes in market rates and prices may adversely affect the value of financial products; (8) legislation or regulatory requirements or changes thereto adversely affect the businesses in which the Corporation is engaged; (9) regulatory compliance cost increases are greater than expected; and (10) the passage of future tax legislation, or any negative regulatory, administrative or judicial position, may adversely impact the Corporation. For further information and other factors which could affect the accuracy of forward looking statements, please see First Charter’s reports filed with the SEC pursuant to the Securities Exchange Act of 1934 which are available at the SEC’s website (www.sec.gov) or at First Charter’s website (www.FirstCharter.com). Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management’s judgments only as of the date hereof. The Corporation undertakes no obligation to publicly revise those forward looking statements to reflect events and circumstances that arise after the date hereof.

(Selected financial information is attached)

First Charter Corporation and Subsidiaries	(NASDAQ: FCTR)
Quarterly Earnings Release

	As of / For the Twelve Months Ended		Increase (Decrease)
(Dollars in thousands, except per share data)	12/31/2004	12/31/2003	Amount	Percentage
BALANCE SHEET
ASSETS:
Cash and due from banks	$90,238	$88,564	$1,674	1.9%
Federal funds sold	1,589	1,311	278	21.2
Interest earning bank deposits	6,184	23,631	(17,447)	(73.8)
Securities available for sale	1,652,732	1,601,900	50,832	3.2
Loans held for sale	5,326	5,137	189	3.7
Loans
Commercial Real Estate	776,474	724,340	52,134	7.2
Commercial Non Real Estate	212,031	212,010	21	0.0
Construction	332,264	358,217	(25,953)	(7.2)
Mortgage	347,606	280,748	66,858	23.8
Consumer	304,151	284,448	19,703	6.9
Home equity	467,166	393,041	74,125	18.9

Total loans	2,439,692	2,252,804	186,888	8.3
Less: Unearned income	(291)	(167)	(124)	74.3
Allowance for loan losses	(26,872)	(25,607)	(1,265)	4.9

Loans, net	2,412,529	2,227,030	185,499	8.3

Other assets	263,007	259,120	3,887	1.5

Total assets	$4,431,605	$4,206,693	$224,912	5.3%

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Deposits
Noninterest-bearing deposits	$377,793	$326,679	$51,114	15.6%
Interest checking and savings	468,292	440,496	27,796	6.3
Money market deposits	478,314	470,551	7,763	1.6
Time deposits	1,285,447	1,190,171	95,276	8.0

Total deposits	2,609,846	2,427,897	181,949	7.5
Other borrowings	1,449,736	1,432,200	17,536	1.2
Other liabilities	57,336	47,157	10,179	21.6

Total liabilities	4,116,918	3,907,254	209,664	5.4

Total shareholders’ equity	314,687	299,439	15,248	5.1

Total liabilities and shareholders’ equity	$4,431,605	$4,206,693	$224,912	5.3%

SELECTED AVERAGE BALANCES
Loans and loans held for sale	$2,363,107	$2,152,748	$210,359	9.8%
Securities	1,623,101	1,464,704	158,397	10.8
Interest earning assets	4,004,678	3,662,460	342,218	9.3
Assets	4,322,727	4,009,511	313,216	7.8
Deposits	2,544,865	2,485,711	59,154	2.4
Interest bearing liabilities	3,610,950	3,310,485	300,465	9.1
Shareholders’ equity	302,101	314,562	(12,461)	(4.0)

	As of / For the Quarter Ended
	12/31/2004	9/30/2004	6/30/2004	3/31/2004	12/31/2003
MISCELLANEOUS INFORMATION
Common stock prices (daily close)
High	$28.11	$24.50	$21.89	$21.68	$21.20
Low	25.00	20.86	20.05	19.52	19.27
End of period	26.17	24.17	21.79	21.14	19.55
Book Value	10.47	10.35	9.53	10.38	10.08
Market Capitalization	786,519,880	720,988,635	648,666,205	628,876,525	581,029,187
Weighted average shares — basic	29,973,996	29,810,917	29,763,619	29,738,553	29,685,088
Weighted average shares — diluted	30,605,826	30,231,191	30,067,462	30,029,056	29,685,088
End of period shares outstanding	30,054,256	29,829,898	29,768,986	29,748,180	29,720,163

First Charter Corporation and Subsidiaries	(NASDAQ: FCTR)
Quarterly Earnings Release

	As of / For the Quarter Ended
(Dollars in thousands, except per share data)	12/31/2004	9/30/2004	6/30/2004	3/31/2004	12/31/2003
BALANCE SHEET
ASSETS:
Cash and due from banks	$90,238	$98,000	$94,749	$75,040	$88,564
Federal funds sold	1,589	2,080	1,960	1,723	1,311
Interest earning bank deposits	6,184	9,259	19,513	17,951	23,631
Securities available for sale	1,652,732	1,630,655	1,604,585	1,622,967	1,601,900
Loans held for sale	5,326	5,468	26,768	17,969	5,137
Loans
Commercial Real Estate	776,474	788,539	768,637	749,355	724,340
Commercial Non Real Estate	212,031	210,214	208,587	210,010	212,010
Construction	332,264	345,178	332,031	346,109	358,217
Mortgage	347,606	331,249	315,005	288,505	280,748
Consumer	304,151	290,569	276,236	271,686	284,448
Home equity	467,166	459,527	447,739	414,410	393,041

Total loans	2,439,692	2,425,276	2,348,235	2,280,075	2,252,804
Less: Unearned income	(291)	(301)	(197)	(209)	(167)
Allowance for loan losses	(26,872)	(26,859)	(26,052)	(25,736)	(25,607)

Loans, net	2,412,529	2,398,116	2,321,986	2,254,130	2,227,030

Other assets	263,007	265,466	269,652	258,081	259,120

Total assets	$4,431,605	$4,409,044	$4,339,213	$4,247,861	$4,206,693

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Deposits
Noninterest-bearing deposits	$377,793	$368,156	$368,738	$353,133	$326,679
Interest checking and savings	468,292	448,799	450,950	454,024	440,496
Money market deposits	478,314	544,663	563,523	506,504	470,551
Time deposits	1,285,447	1,195,444	1,211,554	1,193,781	1,190,171

Total deposits	2,609,846	2,557,062	2,594,765	2,507,442	2,427,897
Other borrowings	1,449,736	1,482,340	1,410,481	1,377,374	1,432,200
Other liabilities	57,336	60,991	50,186	54,308	47,157

Total liabilities	4,116,918	4,100,393	4,055,432	3,939,124	3,907,254

Total shareholders’ equity	314,687	308,651	283,781	308,737	299,439

Total liabilities and shareholders’ equity	$4,431,605	$4,409,044	$4,339,213	$4,247,861	$4,206,693

SELECTED AVERAGE BALANCES
Loans and loans held for sale	$2,444,827	$2,393,362	$2,339,435	$2,273,575	$2,188,643
Securities	1,637,050	1,627,156	1,637,918	1,590,083	1,585,679
Interest earning assets	4,101,708	4,035,259	3,995,390	3,884,954	3,792,383
Assets	4,426,604	4,343,207	4,316,360	4,210,401	4,158,189
Deposits	2,614,161	2,586,524	2,547,909	2,436,673	2,496,810
Interest bearing liabilities	3,666,565	3,625,679	3,610,337	3,535,305	3,431,144
Shareholders’ equity	312,122	296,539	296,699	303,722	304,097

First Charter Corporation and Subsidiaries	(NASDAQ: FCTR)
Quarterly Earnings Release

	For the Three Months Ended		Increase (Decrease)
(Dollars in thousands, except per share data)	12/31/2004	12/31/2003	Amount	Percentage
INCOME STATEMENT
Interest income — taxable equivalent	$50,523	$45,063	$5,460	12.1%
Interest expense	18,275	15,570	2,705	17.4

Net interest income — taxable equivalent	32,248	29,493	2,755	9.3
Less: taxable equivalent adjustment	438	513	(75)	(14.6)

Net interest income	31,810	28,980	2,830	9.8
Provision for loan losses	1,825	3,575	(1,750)	(49.0)

Net interest income after provision for loan losses	29,985	25,405	4,580	18.0
Noninterest income	15,302	13,479	1,823	13.5
Noninterest expense	27,677	41,365	(13,688)	(33.1)

Income before income taxes	17,610	(2,481)	20,091	(809.8)
Income tax expense	6,051	(1,991)	8,042	(403.9)

Net income	$11,559	$(490)	$12,049	(2,459.0)%

EARNINGS PER SHARE DATA
Basic	$0.39	$(0.02)	$0.41	(2,050.0)%
Diluted	0.38	(0.02)	0.40	(2,000.0)
Weighted average shares — basic	29,973,996	29,685,088
Weighted average shares — diluted	30,605,826	29,685,088
Dividends paid on common shares	$0.190	$0.185	$0.005	5.3%

PERFORMANCE RATIOS
Return on average assets	1.04%	(0.05)%
Return on average equity	14.73	(0.64)
Efficiency — taxable equivalent (*)	58.57	97.41

	For the Three Months Ended
	12/31/2004	12/31/2003
SCHEDULE OF SELECTED ITEMS INCLUDED IN EARNINGS
Noninterest income Gain on sale of securities	$296	$505
Gain on sale of deposits and loans	—	—
Gain on sale of credit card loans	—	—
Recovery on sale of overdraft deposit accounts	222	—
Equity method investment loss	(49)	13
Trading gains	52	47
Gain on sale of properties	—	—
Noninterest expense
Prepayment costs on borrowings	—	(11,723)
Reserve for contingent liability	—	—

Notes:	Applicable ratios are annualized.
* — Noninterest expense divided by the sum of taxable equivalent net interest income plus noninterest income less gain on sale of securities.

First Charter Corporation and Subsidiaries	(NASDAQ: FCTR)
Quarterly Earnings Release

	For the Twelve Months Ended		Increase (Decrease)
(Dollars in thousands, except per share data)	12/31/2004	12/31/2003	Amount	Percentage
INCOME STATEMENT
Interest income — taxable equivalent	$189,131	$180,533	$8,598	4.8%
Interest expense	64,293	70,490	(6,197)	(8.8)

Net interest income — taxable equivalent	124,838	110,043	14,795	13.4
Less: taxable equivalent adjustment	1,828	2,241	(413)	(18.4)

Net interest income	123,010	107,802	15,208	14.1
Provision for loan losses	8,425	27,518	(19,093)	(69.4)

Net interest income after provision for loan losses	114,585	80,284	34,301	42.7
Noninterest income	60,896	63,933	(3,037)	(4.8)
Noninterest expense	111,017	126,785	(15,768)	(12.4)

Income before income taxes	64,464	17,432	47,032	269.8
Income taxes	22,022	3,286	18,736	570.2

Net income	$42,442	$14,146	$28,296	200.0%

EARNINGS PER SHARE DATA
Basic	$1.42	$0.47	$0.95	202.1%
Diluted	1.40	0.47	0.93	197.9
Weighted average shares — basic	29,859,683	29,789,969
Weighted average shares — diluted	30,277,063	30,001,412
Dividends paid on common shares	$0.75	$0.74	$0.01	1.4%

PERFORMANCE RATIOS
Return on average assets	0.98%	0.35%
Return on average equity	14.05	4.50
Efficiency — taxable equivalent (*)	60.55	77.45

	For the Twelve Months Ended
	12/31/2004	12/31/2003
SCHEDULE OF SELECTED ITEMS INCLUDED IN EARNINGS
Noninterest income Gain on sale of securities	$2,383	$10,287
Gain on sale of deposits and loans	339	—
Gain on sale of credit card loans	—	2,262
Recovery on sale of overdraft deposit accounts	222	—
Equity method investment loss	(349)	(285)
Trading gains	163	1,801
Gain on sale of properties	777	382
Noninterest expense
Prepayment costs on borrowings	—	(19,089)

Notes:	Applicable ratios are annualized.
* — Noninterest expense divided by the sum of taxable equivalent net interest income plus noninterest income less gain on sale of securities.

First Charter Corporation and Subsidiaries	(NASDAQ: FCTR)
Quarterly Earnings Release

	As of / For the Quarter Ended
(Dollars in thousands, except per share data)	12/31/2004	9/30/2004	6/30/2004	3/31/2004	12/31/2003
INCOME STATEMENT
Interest income — taxable equivalent
Interest and fees on loans	$34,426	$31,406	$29,373	$29,291	$29,282
Interest on securities	16,010	16,046	15,960	16,399	15,743
Other interest income	87	44	42	47	38

Total interest income — taxable equivalent	50,523	47,496	45,375	45,737	45,063

Interest expense
Interest on deposits	9,690	8,916	8,619	8,125	8,449
Other interest expense	8,585	7,371	6,255	6,732	7,121

Total interest expense	18,275	16,287	14,874	14,857	15,570

Net interest income — taxable equivalent	32,248	31,209	30,501	30,880	29,493
Less: Taxable equivalent adjustment	438	414	469	507	513

Net interest income	31,810	30,795	30,032	30,373	28,980
Provision for loan losses	1,825	1,600	2,000	3,000	3,575

Net interest income after provision for loan losses	29,985	29,195	28,032	27,373	25,405

Noninterest income
Service charges on deposit accounts	6,832	6,781	6,346	5,605	5,768
Financial management income	1,199	1,602	1,545	1,502	1,239
Gain on sale of securities	296	1,267	494	326	505
Gain on sale of deposits and loans	—	339	—	—	—
(Loss) income from equity method investments	(49)	—	(76)	(224)	13
Mortgage loan fees	359	365	596	428	508
Brokerage services income	628	612	902	970	857
Insurance services income	3,140	2,464	2,634	3,031	2,415
Trading gains (losses)	52	7	(5)	109	47
Bank owned life insurance	856	860	847	850	983
Gain on sale of properties	—	—	—	777	—
Other noninterest income	1,989	1,742	1,607	1,291	1,144

Total noninterest income	15,302	16,039	14,890	14,665	13,479

Noninterest expense
Salaries and employee benefits	14,323	14,779	14,368	15,023	15,372
Occupancy and equipment	4,495	4,115	4,379	4,237	4,346
Data processing	1,221	945	1,006	862	792
Marketing	966	1,141	1,126	1,118	948
Postage and supplies	1,178	1,204	1,306	1,271	1,251
Professional services	2,237	2,264	2,361	2,712	3,422
Telephone	501	496	507	494	567
Amortization of intangibles	135	111	96	118	152
Prepayment costs on borrowings	—	—	—	—	11,723
Other noninterest expense	2,621	2,292	2,536	2,473	2,792

Total noninterest expense	27,677	27,347	27,685	28,308	41,365

Income (loss) before taxes	17,610	17,887	15,237	13,730	(2,481)
Income tax expense (benefit)	6,051	6,499	4,982	4,490	(1,991)

Net income (loss)	$11,559	$11,388	$10,255	$9,240	$(490)

EARNINGS (LOSS) PER SHARE DATA
Basic	$0.39	$0.38	$0.34	$0.31	$(0.02)
Diluted	0.38	0.38	0.34	0.31	(0.02)
Dividends paid on common shares	0.190	0.190	0.185	0.185	0.185

PERFORMANCE RATIOS
Return on average assets	1.04%	1.04%	0.96%	0.88%	(0.05)%
Return on average equity	14.73	15.28	13.90	12.20	(0.64)
Efficiency — taxable equivalent (*)	58.57	59.47	61.66	62.60	97.41
Noninterest income as a percentage of total income	32.48	34.25	33.15	32.56	31.75
Equity as a percentage of total assets	7.10	7.00	6.54	7.27	7.12
Average earning assets as a percentage of average assets	92.66	92.91	92.56	92.27	91.20
Average loans as a percentage of average deposits	93.52	92.53	91.82	93.31	87.66

	As of / For the Quarter Ended
	12/31/2004	9/30/2004	6/30/2004	3/31/2004	12/31/2003
SCHEDULE OF SELECTED ITEMS INCLUDED IN EARNINGS
Noninterest income Gain on sale of securities	$296	$1,267	$494	$326	$505
Gain on sale of deposits and loans	—	339	—	—	—
Gain on sale of credit card loans	—	—	—	—	—
Recovery on sale of overdraft deposit accounts	222	—	—	—	—
Equity method investment (loss) income	(49)	—	(76)	(224)	13
Trading gains (losses)	52	7	(5)	109	47
Gain on sale of properties	—	—	—	777	—
Noninterest expense
Prepayment costs on borrowings	—	—	—	—	(11,723)

Notes:	Applicable ratios are annualized.
* — Noninterest expense divided by the sum of taxable equivalent net interest income plus noninterest income less gain on sale of securities.

First Charter Corporation and Subsidiaries	(NASDAQ: FCTR)
Quarterly Earnings Release

As of / For the Quarter Ended
(Dollars in thousands, except per share data)	12/31/2004	9/30/2004	6/30/2004	3/31/2004	12/31/2003
ASSET QUALITY ANALYSIS
Allowance for Loan Losses
Beginning balance	$26,859	$26,052	$25,736	$25,607	$23,953
Provision for loan losses	1,825	1,600	2,000	3,000	3,575
Allowance related to loans sold	—	(35)	—	(549)	—
Charge-offs	(2,063)	(1,432)	(2,475)	(2,582)	(2,304)
Recoveries	251	674	791	260	383

Net charge-offs	(1,812)	(758)	(1,684)	(2,322)	(1,921)

Ending balance	$26,872	$26,859	$26,052	$25,736	$25,607

Nonperforming Assets and Loans 90 days
or more past due accruing interest Nonaccrual loans	$13,970	$14,237	$12,533	$11,845	$14,910
Other real estate	3,844	4,962	6,159	6,199	6,836

Total nonperforming assets	17,814	19,199	18,693	18,044	21,746

Loans 90 days or more past due accruing interest	—	56	—	—	21

Total	$17,814	$19,255	$18,693	$18,044	$21,767

Asset Quality Ratios (*)
Nonaccrual loans as a percentage of total loans	0.57%	0.59%	0.53%	0.52%	0.66%
Nonperforming assets as a percentage of total assets	0.40	0.44	0.43	0.42	0.52
Nonperforming assets as a percentage of total loans and other real estate	0.73	0.79	0.79	0.79	0.96
Net charge-offs as a percentage of average loans (annualized)	0.30	0.13	0.29	0.41	0.35
Allowance for loan losses as a percentage of loans	1.10	1.11	1.11	1.13	1.14
Ratio of allowance for loan losses to:
Net charge-offs (annualized)	3.73	x	8.91	x	3.85	x	2.76	x	3.36	x
Nonaccrual loans	1.92	1.89	2.08	2.17	1.72

As of / For the Twelve Months Ended	Increase (Decrease)
12/31/2004	12/31/2003	Amount	Percentage
Allowance for Loan Losses
Beginning balance	$25,607	$27,204	$(1,597)	(5.9)%
Provision for loan losses	8,425	27,518	(19,093)	(69.4)
Allowance related to loans sold	(584)	(20,783)	20,199	(97.2)
Charge-offs	(8,552)	(9,456)	(904)	(9.6)
Recoveries	1,976	1,124	852	75.8

Net charge-offs	(6,576)	(8,332)	(1,756)	(21.1)

Ending balance	$26,872	$25,607	$1,265	4.9%

Asset Quality Ratios (*)
Net charge-offs as a percentage of average loans	0.28%	0.39%
Ratio of allowance for loan losses to net charge-offs	4.10	x	3.07	x

For the Quarter Ended
12/31/2004	9/30/2004	6/30/2004	3/31/2004	12/31/2003
ANNUALIZED INTEREST YIELDS / RATES (**)
Interest income:
Yield on loans and loans held for sale	5.60%	5.22%	5.05%	5.18%	5.31%
Yield on securities	3.91	3.94	3.90	4.13	3.97

Yield on interest earning assets	4.91	4.69	4.56	4.73	4.73

Interest expense:
Cost of interest bearing deposits	1.73	1.60	1.59	1.55	1.59
Cost of borrowings	2.37	2.08	1.77	1.89	2.14

Cost of interest bearing liabilities	1.98	1.79	1.66	1.69	1.80

Interest rate spread	2.93	2.90	2.90	3.04	2.93

Net yield on earning assets	3.14%	3.09%	3.06%	3.19%	3.10%

Notes:	Applicable ratios are annualized.
(*) — Excludes loans held for sale.
(**) — Fully taxable equivalent yields.